Exhibit 8.1





                                                                   April 1, 2002




Ford Motor Credit Company
One American Road
Dearborn, MI 48126



Ladies and Gentlemen:

                  In connection with the issuance by Ford Motor Credit Company, a Delaware corporation, of up to $1,000,000,000 aggregate principal amount of its Continuously Offered Bonds for Retail Accounts Due Nine Months or More from the Date of Issue, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "Certain United States Federal Income Tax Considerations" in the Prospectus Supplement dated April 1, 2002 relating to Registration Statement No. 333-75234, as amended.



                                               Very truly yours,


                                               /s/ Shearman & Sterling